Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the VimpelCom Ltd. Executive Investment Plan of our report dated June 1, 2011, with respect to the consolidated financial statements of VimpelCom Ltd. (‘VimpelCom’) and the effectiveness of internal control over financial reporting of VimpelCom as of December 31, 2010 included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG ACCOUNTANTS LLP

Rotterdam, the Netherlands

March 27, 2012